BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON DECEMBER 14, 2018

1.            Date, Time and Place: Meeting held on December 14, 2018, at 08:00 a.m., in São Paulo City, São Paulo State, at the BRF S.A. (“Company”) office located at Avenida das Nações Unidas 8501, 1st floor, Pinheiros, Zip Code 05425-000.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the totality of members of the Board of Directors: Mr. Pedro Pullen Parente (“Mr. Pedro Parente”), Mr. Augusto Marques da Cruz Filho (“Mr. Augusto Cruz”), Mr. Dan Ioschpe (“Mr. Dan Ioschpe”), Mrs. Flávia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”), Mr. José Luiz Osório (“Mr. José Osório”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Roberto Antonio Mendes (“Mr. Roberto Mendes”), Mr. Roberto Rodrigues (“Mr. Roberto Rodrigues”) and Mr. Walter Malieni Jr. (“Mr. Walter Malieni”).

3.            Presiding Board: Chairman: Pedro Pullen Parente. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: (i) Financing BTG Pactual; and (ii) Refinancing Itaú.

5.            Resolutions: The members approved, by unanimous votes and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matter was discussed and the following resolutions were taken:

5.1.       Financing BTG Pactual. The members of the Board of Directors, under the terms of Article 23, item (xxxiii) of the Bylaws, approved, by unanimous votes of the present members, the contracting, by the Company, of two lines of credit with BTG Pactual bank, under the modalities Export Credit Note (“Nota de Crédito à Exportação”) and Rural Bank Credit Note (“Cédula de Crédito Bancário – Rural”), in the total amount of R$500,000,000.00 (five hundred million Brazilian reais), with intermediate amortization and final maturity on December, 2020.

5.2.       Refinancing Itaú. The members of the Board of Directors, under the terms of Article 23, item (xxxiii) of the Bylaws, approved, by unanimous votes of the present members, the refinancing, by the Company, of two lines of credit contracted with Itaú bank under the modalities Export Credit Note (“Nota de Crédito à Exportação”) and Rural Bank Credit Note (“Cédula de Crédito Bancário – Rural”), in the new total amount of R$548,763,172.00 (five hundred and forty eight million, seven hundred and sixty three thousand, one hundred and seventy two Brazilian reais), as of December 12, 2018 and with final maturity on June, 2020.

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on December 14, 2018.

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE ORDINARY MEETING OF THE BOARD OF DIRECTORS
HELD ON DECEMBER 14, 2018

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 85 to 87, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, December 14, 2018.

Cristiana Rebelo Wiener Secretary

Minutes of the Ordinary Meeting of the Board of Directors of BRF S.A. held on December 14, 2018.